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Exhibit 23(h)(ii)

                                  SCHEDULE A
                                 FEES EXPENSES
                             AMENDED AND RESTATED
                               JANUARY 26, 1999

IASI will pay AJCI fees based on the following fee structure and will reimburse AJCI for the following expenses for performing the duties of transfer agent, dividend disbursing agent and administrator:

Fee Structure
-------------
The fees paid to AJCI will be based on the average net assets within IMIT. The fee structure is as follows:

		Net Assets				Percentage
                ----------                              ----------
           $1.00 - $188,500,000                           .0276%

       $188,500,001 - $471,500,000                        .0127%

      $471,500,001 - $1,885,500,000                       .0064%

          $1,885,500,001 and UP                           .0021%

The fees will be paid monthly based on the average daily net assets.

Expenses
--------
AJCI will be reimbursed from IASI for all administrative, operational and capital expenditures related to the performance of the duties of transfer agent, dividend disbursing agent and administrator. Any expense incurred by AJCI will need prior approval from IASI.

AJCI will also require three percent of the Net Profit after-taxes of IASI each year to provide an incentive for AJCI to control the costs of the reimbursable expenses.